Exhibit 99.1

Neuronetics Reports Second Quarter 2025 Financial and Operating Results

Delivered $38.1 million total revenue in the quarter, representing 18% adjusted pro forma revenue growth

Generated record Greenbrook clinic revenue of $23.0 million in the quarter

Reduced cash used in operations to $3.5 million, beating guidance of under $5 million

In August 2025, received an additional $10 million in funding under the existing debt agreement with Perceptive Advisors LLC

MALVERN, PA., August 5 2025 – Neuronetics, Inc., (NASDAQ: STIM) (the “Company” or “Neuronetics”) a vertically integrated, commercial stage, medical technology and healthcare company with a strategic vision of transforming the lives of patients whenever and wherever they need help, with the leading neurohealth therapies in the world, today announced its financial and operating results for the second quarter of 2025.

Second Quarter 2025 Highlights

•	Second quarter 2025 revenue of $38.1 million, an 18% increase on an adjusted pro forma basis as compared to the second quarter 2024 and a 132% increase as compared to the second quarter 2024

•	U.S. clinic revenue of $23.0 million in the quarter representing Greenbrook clinic revenue

•	U.S. treatment session revenue of $10.8 million, a 13% increase on a pro forma basis as compared to the second quarter 2024 and a 8% decrease as compared to the second quarter 2024

•	U.S. NeuroStar Advanced Therapy System revenue of $3.5 million, shipping 41 systems

Recent Operational Highlights

•	Achieved milestone of over 209,000 global patients treated with 7.6 million treatment sessions

•	Received an additional $10 million of funding under the Perceptive debt agreement, and extended the $2 million minimum liquidity requirement from September 2025 to September 2026

•	NeuroStar TMS Shows Strong Real-World Efficacy in Treating Depression in Adolescents and Young Adults

•	Steven Pfanstiel appointed as Chief Financial Officer on July 15, 2025

“We’re extremely pleased with our second quarter performance, which demonstrated solid revenue growth. Our Greenbrook integration continues to progress well, with record clinic revenue. We also reduced cash used in operations to just $3.5 million, better than our target,” said Keith Sullivan, President and Chief Executive Officer of Neuronetics “Our strong quarterly results are expected to help us achieve positive cash flow from operations in 2025 and I’m confident we’re well-positioned to continue executing on our strategic priorities and drive sustainable growth for the remainder of 2025. We’re also excited to welcome our new Chief Financial Officer, Steve Pfanstiel, who brings over two decades of experience driving growth and profitability at healthcare companies to the team.”

Second Quarter 2025 Financial and Operating Results for the Three Months Ended June 30, 2025

	Revenues by Geography Three Months Ended June 30,
	2025	2024
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
U.S.	$37,656	$16,130	133%
International	452	320	41%

Total revenues	$38,108	$16,450	132%

Total revenues for the three months ended June 30, 2025 was $38.1 million, an increase of 132% compared to revenues of $16.5 million in the second quarter of 2024, primarily driven by the acquisition of Greenbrook TMS Inc. (“Greenbrook”). During the quarter, total U.S. revenue increased by 133% and international revenue increased marginally over the second quarter of 2024. The increase in U.S. revenue was primarily attributable to U.S. clinic revenue of $23.0 million, added as a result of the acquisition of Greenbrook, partially offset by the absence of prior year quarter sales to Greenbrook of $2.3 million and an increase of sales of $0.9 million relating to NeuroStar Advanced Therapy Systems and treatment session revenue.

	U.S. Revenues by Product Category Three Months Ended June 30,
	2025	2024
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
NeuroStar Advanced Therapy System	$3,484	$4,000	(13)%
Treatment sessions	10,773	11,660	(8)%
Clinic revenue	23,024	—	—%
Other	375	470	(20)%

Total U.S. revenues	$37,656	$16,130	133%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended June 30, 2025 was $3.5 million a decrease of 13% compared to $4.0 million in the second quarter of 2024. For the three months ended June 30, 2025, the Company shipped 41 systems. Following our previously announced realignment of our capital team, the number of units shipped in the second quarter of 2025 was below the prior year quarter, but in line with our focus on strategic higher volume accounts. The average selling price per system (“ASP”) was over $85,000 which was the highest ASP in the past 5 years.

U.S. treatment session revenue for the three months ended June 30, 2025 was $10.8 million, a decrease of 8% compared to $11.7 million in the second quarter of 2024. The decline was primarily attributable to the absence of $2.1 million in treatment session revenue from Greenbrook which was partially offset by an increase in treatment session volume over the prior year quarter. On a pro forma basis U.S treatment session revenue increased 13% compared to $9.6 million in the second quarter of 2024, representing a record quarterly performance.

U.S. clinic revenue, which represents revenue generated by treatment centers from the Greenbrook acquisition, was $23.0 million for the three months ended June 30, 2025.

Gross margin for the second quarter of 2025 was 46.6% compared to the second quarter of 2024 gross margin of 74.0%. The decrease in gross margin was primarily a result of the inclusion of Greenbrook’s clinic business.

Operating expenses during the second quarter of 2025 were $25.8 million, an increase of $5.1 million, or 25%, compared to $20.7 million in the second quarter of 2024, mainly attributable to inclusion of Greenbrook’s general and administrative expenses of $6.1 million, partially offset by savings in sales and marketing expenses.

Net loss for the second quarter of 2025 was $(9.8) million, or $(0.15) per share, as compared to $(9.8) million, or $(0.33) per share, in the second quarter of 2024. Net loss per share was based on 66,180,069 and 30,051,751 weighted average common shares outstanding for the second quarters of 2025 and 2024, respectively.

As of June 30, 2025, the Company held $17.5 million in total cash, consisting of cash and cash equivalents of $11.0 million and $6.5 million of restricted cash, which is compared to $19.5 million as of December 31, 2024. Cash used in operations for the second quarter was $3.5 million.

Company Secures $10 Million in Additional Funding from Perceptive Advisors

In August 2025, Neuronetics received $10.0 million of additional funding under the existing debt agreement with Perceptive Advisors LLC. The Company became eligible for the funds as a result of achieving required revenue conditions under the Tranche 2 funds. Neuronetics also remains eligible for an additional $5 million of Tranche 2 funding, subject to certain customary conditions described in the agreement. The current $2 million minimum liquidity requirement was extended from September 2025 through September 2026 , after which the requirement becomes $5 million.

NeuroStar TMS Shows Strong Real-World Efficacy in Treating Depression in Adolescents and Young Adults

Neuronetics announced the publication of real-world clinical data in Journal of the American Academy of Child & Adolescent Psychiatry Open (JAACAP Open) demonstrating the effectiveness of NeuroStar transcranial magnetic stimulation (TMS) in adolescents and young adults with major depressive disorder. Drawing from the NeuroStar TrakStar Clinical Database—the world’s largest depression outcomes dataset—the study included over 1,200 patients aged 12–21 and revealed that nearly 70% experienced clinically meaningful improvement, with less than 1% reporting worsening symptoms. These results closely mirror outcomes in adults and further validate the FDA-cleared use of NeuroStar as an adjunct therapy in younger populations. With depression affecting one in five adolescents and limited safe treatment options available, NeuroStar TMS offers a much-needed, evidence-based alternative.

Neuronetics Appoints New Chief Financial Officer

The Company appointed Steven Pfanstiel as its new Chief Financial Officer, effective July 15, 2025, succeeding Stephen Furlong. Mr. Pfanstiel brings over 20 years of experience in the healthcare sector, including leadership roles at Marinus Pharmaceuticals, Lifescan, and Johnson & Johnson. Subsequent to Mr. Pfanstiel’s appointment, Mr. Furlong’s separation of service date was accelerated to August 1, 2025.

Business Outlook

For the third quarter of 2025, the Company expects total worldwide revenue between $37.0 million and $39.0 million.

For the full year 2025, the Company maintains its total worldwide revenue to be between $149.0 million and $155.0 million.

For the full year 2025, the Company now expects gross margin to be between 48% and 50%. This update reflects an adjustment in the product mix, with Greenbrook clinical revenues representing a higher percentage of the total revenue vs. prior estimates, as well as the mix of Spravato business between bill and buy and administer and observe. The Company anticipates gross profit margin improvement in the second half as it optimizes the Spravato business mix and as it leverages its fixed infrastructure through continued growth.

For the full year 2025, the Company now expects total operating expenses to be between $100.0 million and $105.0 million vs. the prior guidance of $90 million to $98 million. The updated guidance reflects approximately $20 million in realized annual cost savings from our efforts in 2024 and associated with the Greenbrook integration. The change in guidance for 2025 reflects the need to augment some critical areas, including our claims collections team which is crucial to our cash management, and additional time needed to fully assess and implement other synergies.

The Company expects third quarter cash flow from operations to be in the range of negative $3 million to break-even and turn positive in the fourth quarter of 2025. This compares to our prior guidance of positive cash flow from operations beginning in the third quarter of 2025. The Company now expects year-end 2025 total cash, inclusive of cash, cash equivalents, and restricted cash, to be on the range of $25 million and $28 million, inclusive of the $10 million from the August 2025 Perceptive tranche.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on August 5, 2025, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/d6qidqaw. To listen to the conference call on your telephone, participants may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is delivering more treatment options to patients and physicians by offering exceptional in-office treatments that produce extraordinary results. NeuroStar Advanced Therapy (“NeuroStar Therapy”) is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication has not helped. In addition to selling the NeuroStar Advanced Therapy System (the “NeuroStar System”) and associated treatment sessions to customers, Neuronetics operates Greenbrook treatment centers across the United States, offering NeuroStar Therapy, SPRAVATO, and other treatment modalities for the treatment of MDD and other mental health disorders.

NeuroStar Therapy is indicated for the treatment of depressive episodes and for decreasing anxiety symptoms for those who may exhibit comorbid anxiety symptoms in adult patients suffering from MDD and who failed to achieve satisfactory improvement from previous antidepressant medication treatment in the current episode. It is also cleared by the U.S. Food and Drug Administration as an adjunct for adults with obsessive-compulsive disorder and for adolescent patients aged 15 to 21 with MDD. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release, including the documents incorporated by reference herein, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in this press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “may,” “will,” “would,” “should,” “expect,” “plan,” “design,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “outlook” or “continue” as well as the negative of these terms and similar expressions. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the effect of the transaction with Greenbrook on our business relationships; operating results and business generally; our ability to execute our business strategy; our ability to achieve or sustain profitable operations due to our history of losses; our reliance on the sale and usage of our NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of our salesforce; our ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using our products; physician and patient demand for treatments using our products; developments in respect of competing technologies and therapies for the indications that our products treat; product defects; our revenue has been concentrated among a small number of customers; our ability to obtain and maintain intellectual property protection for our technology; developments in clinical trials or regulatory review of the NeuroStar Advanced Therapy System for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; the terms of our credit facility; our ability to successfully roll-out our Better Me Provider Program on the planned timeline; our self-sustainability and existing cash balances; and our ability to achieve cash flow breakeven in the third quarter of 2025 . For a discussion of these and other related risks, please refer to the Company’s recent filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

ICR Healthcare

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Consolidated Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenues	$38,108	$16,450	$70,083	$33,867
Cost of revenues	20,350	4,271	36,587	8,600

Gross profit	17,758	12,179	33,496	25,267

Operating expenses:
Sales and marketing	11,868	12,303	23,867	23,943
General and administrative	12,150	6,148	25,287	12,105
Research and development	1,798	2,235	3,414	4,585

Total operating expenses	25,816	20,686	52,568	40,633

Loss from operations	(8,058)	(8,507)	(19,072)	(15,366)

Other (income) expense:
Interest expense	1,969	1,978	3,891	3,804
Other income, net	(188)	(653)	(435)	(1,465)

Net loss	$(9,839)	$(9,832)	$(22,528)	$(17,705)

Less: Net income attributable to non-controlling interest	281	—	267	—

Net loss attributable to Neuronetics stockholders’	(10,120)	(9,832)	(22,795)	(17,705)

Net loss per share of common stock outstanding, basic and diluted attributable to Neuronetics stockholders’	$(0.15)	$(0.33)	$(0.36)	$(0.59)

Weighted average common shares outstanding, basic and diluted	66,180	30,052	63,835	29,762

NEURONETICS, INC.

Consolidated Balance Sheets

(Unaudited; In thousands, except per share data)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$10,969	$18,459
Restricted cash	6,500	1,000
Accounts receivable, net of allowance of credit losses of $920 and $1,930 as of June 30, 2025 and December 31, 2024, respectively	26,116	23,355
Inventory	4,943	4,248
Current portion of net investments in sales-type leases	176	206
Current portion of prepaid commission expense	3,139	3,078
Current portion of note receivables	527	930
Prepaid expenses and other current assets	3,769	6,846

Total current assets	56,139	58,122

Property and equipment, net	5,324	6,242
Goodwill	19,079	18,634
Intangible assets, net	18,878	19,606
Operating lease right-of-use assets	24,480	27,093
Net investments in sales-type leases	103	86
Prepaid commission expense	8,226	8,902
Long-term notes receivable	334	295
Other assets	2,087	1,923

Total assets	$134,650	$140,903

Liabilities and Equity
Current liabilities:
Accounts payable	$9,725	$11,077
Accrued expenses	10,582	12,818
Current portion of deferred revenue	894	974
Deferred and contingent consideration	1,000	1,000
Other payables	285	605
Current portion of operating lease liabilities	5,317	4,791

Total current liabilities	27,803	31,265

Long-term debt, net	55,539	55,151
Deferred revenue	—	2
Operating lease liabilities	19,801	22,686

Total liabilities	103,143	109,104

Commitments and contingencies
Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on June 30, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value: 250,000 shares authorized; 66,113 and 55,679 shares issued and outstanding on June 30, 2025 and December 31, 2024, respectively	661	557
Additional paid-in capital	469,070	446,938
Accumulated deficit	(442,584)	(419,789)

Total Stockholders’ equity	27,147	27,706
Non-controlling interest	4,360	4,093

Total equity	31,507	31,799

Total liabilities and equity	$134,650	$140,903

NEURONETICS, INC.

Consolidated Statements of Cash Flows

(Unaudited; In thousands)

	Six months ended June 30,
	2025	2024
Cash flows from Operating activities:
Net loss	$(22,528)	$(17,705)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,812	1,115
Allowance for credit losses	83	1,238
Inventory impairment	177	94
Share-based compensation	3,258	2,901
Non-cash interest expense	388	474
Loss on disposal of property and equipment	43	—
Changes in certain assets and liabilities:
Accounts receivable, net	(2,479)	(3,204)
Inventory	(791)	1,844
Net investment in sales-type leases	12	614
Prepaid commission expense	613	(482)
Prepaid expenses and other assets	3,356	683
Accounts payable	(1,803)	(844)
Accrued expenses	(2,236)	(3,359)
Other liabilities	(320)	—
Deferred revenue	(82)	(353)

Net Cash used in Operating activities	(20,497)	(16,984)

Cash flows from Investing activities:
Purchases of property and equipment and capitalized software	(471)	(991)
Repayment of notes receivable	—	940

Net Cash used in Investing activities	(472)	(51)

Cash flows from Financing activities:
Proceeds from the issuance of common stock	20,700	—
Payments of common stock offering issuance costs	(1,731)	—
Proceeds from exercises of stock options	9	—

Net Cash provided by Financing activities	18,978	—

Net decrease in Cash, Cash equivalents and Restricted cash	(1,990)	(17,035)
Cash, Cash equivalents and Restricted cash, Beginning of Period	19,459	59,677

Cash, Cash equivalents and Restricted cash, End of Period	$17,469	$42,642

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	10,969	42,642
Restricted cash and cash equivalents	6,500	—

Total cash, cash equivalents and restricted cash	$17,469	$42,642

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes that the addition of the non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(in thousands)		(in thousands)
Net loss	$(9,839)	$(9,832)	$(22,528)	$(17,705)
Interest expense, net	1,781	1,325	3,456	2,339
Income taxes	—	—	—	—
Depreciation and amortization	901	555	1,812	1,115

EBITDA	$(7,157)	$(7,952)	$(17,260)	$(14,251)

Non-GAAP Pro forma and Adjusted Pro forma revenue information (Unaudited)

The following table presents the Company’s pro forma operating results, giving effect to the acquisition of Greenbrook as if the transaction had occurred on January 1, 2024. These pro forma results are based on assumptions that management believes are reasonable under the circumstances. However, they are not necessarily indicative of the Company’s future performance. The pro forma financial information reflects the historical operating results of both the Company and Greenbrook, with all intercompany transactions eliminated. The Adjusted pro forma results further reflect eliminations related to the closure of certain clinics in 2024. The pro forma data does not include the impact of any potential synergies or cost-saving initiatives resulting from the acquisition:

Three Months ended June 30, 2024
(in thousands)
Neuronetics	$16,450
Greenbrook	20,408
Intercompany revenue	(2,283)

Total Pro forma	34,575
Adjusted for clinic closures	(2,404)

Adjusted Pro forma Revenue	$32,171

Three Months ended June 30, 2024
(in thousands)
Neuronetics Treatment sessions	$11,660
Intercompany Treatment sessions	(2,096)

Total Pro forma Treatment sessions	9,564